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                                                                    EXHIBIT 10.6

THIS LEASE made this _______ day of February, 1995.

BETWEEN:

               ALCONE HOLDINGS LTD.
               a company Incorporated under the laws of the Province of Ontario, hereinafter called the "Landlord" of the FIRST PART.

               - AND -

               THORNHILL BAKERY LIMITED
               a company Incorporated under the laws of the Province of Ontario, hereinafter called the "Tenant" of the SECOND PART.

            WHEREAS the Landlord is the owner of a property and building thereon located at the municipal address of 350 Creditstone Road, City of Vaughan in the Province of Ontario (hereinafter referred to inclusively as the "Building") and certain premises thereof being Unit #D, consisting of ground floor office and plant area representing approximately thirty-four thousand (34,000) square feet as set out in red on Schedule "A" being a plan of the first floor of the Building (hereinafter said Unit being referred to as "Unit D", and said Unit D along with additional premises which the Tenant may lease hereunder being referred to as the "Premises");

            NOW THEREFORE WITNESSETH that in consideration of the promises and mutual covenants and agreements herein contained the parties hereto agree as follows:

SECTION 1.00 - LEASE OF PREMISES

1.01 DEMISE - NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the rents reserved hereunder and the terms, covenants, obligations and stipulations, conditions and agreements contained herein, the Landlord hereby leases the Premises to the Tenant and the Tenant hereby leases the Premises from the Landlord (hereinafter referred to as the "Lease").

1.02 TERM - The Tenant shall have and hold the Premises for and during a term of ten (10) years commencing on the 1st day of March, 1995, (hereinafter called the Commencement Date) and thenceforth next ensuing and to be fully completed and ended on the 28th day of February, 2005, as may be extended by and subject to any rights of renewal hereunder (hereinafter referred to as the "Term").

1.03 OPTION TO RENEW - The Tenant shall have the option to renew the Lease for two (2) further periods of five (5) years at a rental rate to be negotiated at then market value for premises of similar size, usage and nature, provided that the Tenant gives notice to the Landlord, in writing, of ifs desire to exercise the said option at least six (6) months prior to the end of the Term. In the event that an agreement is not reached as aforesaid, the rental rate shall be set by arbitration in accordance with the Arbitration Act of Ontario, which determination shall be binding on both parties. The arbitration committee shall consist of three (3) arbitrators, with one (1) each to be appointed by the Landlord and the Tenant, and the third to be agreed upon by both arbitrators. There shall be no further right of renewal.

1.04 ACCESS PRIOR TO COMMENCEMENT DATE - The Tenant shall be entitled to access to Premises from the 15th of January, 1995 (hereafter referred to as the "Occupancy Date"), provided Premises is demised and available for occupancy, and with occupancy prior to the Commencement Date to be rent free. Should the Tenant require possession eerier than the Occupancy Date, the parties agree that the Commencement Date may be adjusted to an earlier date.


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1.05 PRO-RATED RENT - The Tenant shall pay all rent due hereunder calculated on a per diem basis, from the Commencement date, determined in accordance with the foregoing and following, if the Commencement Date is not the first day of a month to the first day of the month next following, on the Commencement Date.

1.06 RIGHT OF FIRST REFUSAL - The Tenant shall have a right of first refusal to lease additional space to the west of Unit D in the amount of twenty-three thousand (23,000) square feet. If and when such space becomes available the Tenant shall have the right to acquire same at the fair market rent of similar space at the time it becomes available. The term applicable to such space shall coincide with the balance of the Term left on the lease of Unit D and shall contain the same options of renewal as contained In that lease. If the said additional space does not become available within four and a half years of the start of the lease of Unit D, then the Tenant shall have an option exercisable within the first five (5) years of the term of the lease of Unit D, to lease alternative adjacent premises to the immediate east of Unit D, consisting of approximately eleven thousand (11,000) square feet exclusive of office and showroom space (hereinafter referred to as the "Eastern Space"), exercisable by notice in writing from the Tenant no later than six (6) months prior to the end of the five (5) year option period. The lease of the Eastern Space would be at the fair market rent of similar space at the time of exercise of such option and would be for a five (5) year term to coincide with the balance of the term of the premises (Unit D) and shall contain a right of further renewal for two (2) more five year terms exercisable in tandem with the option to renew on the premises (Unit D) and upon the same rental terms as established in Section 1.03 herein. In the event that the Landlord does not or cannot grant to the Tenant a lease to the Eastern Space in accordance with this option, then the Tenant shall be permitted, at its option, to terminate its lease of Unit D at any time, provided the Tenant gives at least six (6) months' advance written notice of such termination.

SECTION 2.00 - RENT

2.01 BASE RENT - From and after the Commencement Date the Tenant shall pay to the Landlord in lawful money of Canada, without deduction, abatement or set-off whatsoever, an annual net rent (hereafter referred to as the "Base Rent") as follows,

            (a) From March 1st, 1995 to February 28th, 1996, the annual net rental shall be the sum of two dollars and seventy-five cents ($2.75) per square foot per annum, being determined as ninety-three thousand five hundred dollars ($93,500.00), payable in equal monthly instalments of seven thousand seven hundred and ninety-one dollars and sixty-six cents ($7,791.68), plus G.S.T.;

            (b) From March 1st, 1996 to February 29th, 1997, the annual net rental shall be the sum of three dollars ($3.00) per square foot per annum, being determined as one hundred and two thousand dollars ($102,000.00), payable in equal monthly instalments of eight thousand five hundred dollars ($8,500.00), plus G.S.T.;

            (c) From March lst, 1997 to February 28th, 1998, the annual net rental shall be the sum of three dollars and twenty-five cents ($3.25) per square foot per annum, being determined as one hundred and ten thousand five hundred dollars ($110,500.00), payable in equal monthly instalments of nine thousand two hundred and eight dollars and thirty-three cents ($9,208.33), plus G.S.T.;

            (d) From March 1st, 1998 to February 28th, 1999, the annual net rental shall be the sum of three dollars and seventy-five cents ($3.75) per square foot per annum, being determined as one hundred and twenty-seven thousand five hundred dollars


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                  ($127,500.00). payable in equal monthly instalments of ten thousand six hundred and twenty-five dollars ($10,625.00), plus G.S.T.;

            (e) From March 1st, 1999 to February 29th, 2000, the annual net rental shall be the sum of four dollars ($4.00) per square foot per annum, being determined as one hundred and thirty-six thousand dollars ($136,000.00), payable in equal monthly instalments of eleven thousand three hundred and thirty-three dollars and thirty-three cents ($11,333.33), plus G.S.T.;

            (f) From March 1st, 2000 to February 28th. 2001, the annual net rental shall be the sum of four dollars and fifty cents ($4.50) per square foot per annum, being determined as one hundred and fifty-three thousand dollars ($153,000.00), payable in equal monthly instalments of twelve thousand seven hundred and fifty dollars ($12,750.00), plus G.S.T.;

            (g) From March 1st, 2001 to February 28th, 2002, the annual net rental shall be the sum of four dollars and fifty cents ($4.50) per square foot per annum, being determined as one hundred and fifty-three thousand dollars ($153,000.00), payable in equal monthly instalments of twelve thousand seven hundred and fifty dollars ($12,750.00), plus G.S.T.;

            (h) From March 1st, 2002 to February 28th, 2003, the annual net rental shall be the sum of four dollars and fifty cents ($4.50) per square foot per annum, being determined as one hundred and fifty-three thousand dollars ($153,000.00), payable in equal monthly instalments of twelve thousand seven hundred and fifty dollars ($12,750.00), plus G.S.T.;

            (i) From March 1st, 2003 to February 29th, 2004, the annual net rental shall be the sum of four dollars and fifty cents ($4.50) per square toot per annum, being determined as one hundred and fifty-three thousand dollars ($153,000.00), payable in equal monthly instalments of twelve thousand seven hundred and fifty dollars ($12,750.00), plus G.S.T.;

            (j) From March 1st, 2004 to February 28th, 2005, the annual net rental shall be the sum of four dollars and fifty cents ($4.50) per square foot per annum, being determined as one hundred and fifty-three thousand dollars ($153,000.00), payable in equal monthly instalments of twelve thousand seven hundred and fifty dollars ($12,750.00), plus G.S.T.

2.02 ADDITIONAL RENT - Tenant acknowledges that this is a net lease carefree of all expenses to the Landlord, and the Tenant therefore covenants to be responsible and pay for, and of which sums the Landlord shall be entitled to charge to the Tenant, a monthly fee which shall Include the following:

            (i) water and sewer charges (unless separately metered); all real estate taxes; outside maintenance including driveways, trucking and parking areas; lawn and shrubbery maintenance; snow removal and fire insurance premiums; and any other expenses of whatever nature traceable to the Tenant's use and/or occupation of the Premises including but not limited to any and all utility charges (hydro and gas), telephone charges, business taxes, local improvement charges, and heating, ventilation and air conditioning, to the extent such are not separately metered and/or assessed; and,


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            (ii)  a reasonable apportionment of expenses incurred in managing, maintaining and insuring the Building and for structural and common area maintenance thereof, along with the Landlord's administration charge of fifteen percent (15%) of all such expenses;

as apportioned to the Tenant according to the proportion the square footage of the Premises bears to the square footage of the Building, all of which sums (hereafter referred to as "Additional Rent") including G.S.T. thereon shall be estimated by the Landlord for each year of the Term with notice thereof to be provided to the Tenant by 31st of December of the preceding year of the Term (except for the first year) and one-twelfth (1/12) of such estimate shall be payable by the Tenant as Additional Rent every month during a year of the Term; the Landlord shall reconcile the actual expenses compared to such estimated expenses by the 31st of March of the year following a year of the Term, shall provide such reconciliation to the Tenant, and shall either demand from the Tenant any underpayment which shall be payable immediately upon notice thereof or return to the Tenant any overpayment; and the Landlord, in addition to any other rights, shall have the same remedies and may take the same steps for the recovery of such sums as rent in arrears under the terms of this Lease. For the first year of the Term the estimated annual Additional Rent shall be the sum of sixty-six thousand and three hundred dollars ($68,300.00) being a monthly payment of five thousand two hundred and twenty-five dollars ($5,525.00), plus G.S.T., where the Landlord warrants and represents that for the first year of the Term such Additional Rent shall not exceed the aforementioned estimate and such Additional Rent shall be adjusted once the Tenant receives its own water meter.

2.03 PREPAID RENT - it is acknowledged that the Tenant has paid the sum of thirty-three thousand eight hundred and three dollars and eight cents ($33,803.08) to be applied towards payment of the first and last month's Base Rent and Additional Rent for the Term herein, (where Additional Rent for the last month of the Term has been estimated as five thousand five hundred and twenty-five dollars ($5,525.00), plus G.S.T), including G.S.T. on such sums. Last month Feb. 2005 $16,901.54

2.04 PAYMENT DATE - The Tenant is to pay Base Rent and Additional Rent on the first day of each month during the Term.

2.05 POST DATED PAYMENTS - The Tenant is to provide in advance twelve (12) post-dated cheques for every month for Base Rent and Additional Rent for a year of the Term no later than March 1st of every year of the Term.

2.06 RENT FREE PERIODS - Notwithstanding the aforementioned, the Landlord agrees to provide to the Tenant four (4) months during which Base Rent is not payable, being the months of March, April, May and June of 1995, provided during such period the Tenant shall remain responsible for Additional Rent, notification of all proper authorities as to utility hookup and payment for utility charges as separately metered, business taxes, and ail other responsibilities hereunder this Lease.

2.07 FITTINGS, FIXTURES & PARTITIONS - Subject to the terms of this Lease and to the written approval of the Landlord, which approval shall not be arbitrarily withheld, the Tenant may, at its own expense, install any fittings, fixtures and partitions that may be necessary for the operation of its business, from time to time during the Term. Upon the date of this Lease the Landlord hereby approves of the Tenant's installation of fittings, fixtures and partitions, installed to date subject to inspection thereof by the Landlord's expert to determine compliance of the Tenant's installations with applicable laws, rules and regulations governing same, for which any non-compliance the Tenant shall bear the cost of required rectification.

SECTION 3.00 - TENANT'S COVENANTS

3.01 COVENANT FOR RENT - The Tenant covenants to pay Base Rent and Additional Rent as rent due under this Lease.


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3.02 TENANT TO PAY BUSINESS TAXES - The Tenant shall pay and discharge on or before the due date when the same or the instalments for same become due all business taxes levied on his business.

3.03 OBLIGATION TO REPAIR - The Tenant covenants with the Landlord that, throughout the Term, the Tenant shall maintain and repair the interior of the Premises and keep all fixtures and equipment therein in good order and same state of repair as at the commencement of the Lease, reasonable wear and tear, damage by fire, lightning and tempest only excepted.

3.04 COMPLIANCE WITH STATUTES, ETC. - The Tenant shall comply promptly with the requirements of every applicable statute, law and ordinance, and with every applicable lawful regulation and order with respect to the placement or removal of any encroachment erected by Tenant or to the condition, equipment, maintenance, use or occupation of the Premises and to comply with the applicable regulation or order of the Canadian Underwrite's Association, or of any body having similar functions, or of any liability or fire insurance company by which the Tenant and/or Landlord may be responsible for the condition, operation, maintenance and management of the Premises. It shall be the responsibility of the Tenant to obtain all necessary municipal licenses and approvals of whatever nature related to its use and occupancy of the Premises, including an occupancy permit to carry on its business and operations in or on the Premises in accordance with the use provided herein this Lease and as permitted by municipal by-laws. It shall further be the responsibility of the Tenant to obtain any and all necessary permits to carry on its business in or on the Premises, including any permits, licenses or inspections as required by relevant authorities governing such business or use. Provided that if a municipality makes a charge against the Tenant or against the Premises by reason of the Tenant failing to observe the requirements of any municipal or provincial by-law or regulation, the Tenant shall pay such charge and if the Tenant fails to do so upon request, the Landlord may pay the amount of such charge and recover the amount so paid in the same manner as rent in arrears and with like powers or distress.

3.05 ENVIRONMENTAL COMPLIANCE -

      For the purposes of this section, the following terms shall have the following meanings respectively:

            (i) "Contaminant" includes, but is not limited to, any pollutants, dangerous substances, liquid waste, industrial waste, toxic substances, hazardous wastes, hazardous materials, hazardous substances or contaminants including any of the foregoing defined in any Environmental Law having jurisdiction over the Premises;

            (ii) "Environmental Activity" means any activity, event or circumstances in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatments, stabilization, disposition, handling or transportation, or its Release, escape, leaching, dispersal or migration into the natural environment, including the movement through or in the air, soil, surface water or ground water;

            (iii) "Environmental Laws" means any and all current and future applicable international, federal, provincial or municipal laws, by-laws, statutes, regulations, policies, guidelines, orders or judgments, relating to the environment, or any Environmental Activity as it relates to the Premises; and,

            (iv) "Release" includes release, spill, pump, escape, leach, dispose of, infuse, introduce, discharge, spray, Inject, inoculate, abandon, deposit, spill, leak seep, pour, emit, empty, throw, dump, place


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                  and exhaust, or similar.

      In addition to any other provision herein this Lease, the Tenant covenants, represents and warrants during the course of the Term that it shall not permit the Release of any of the Contaminants into the environment or municipal services as the result of any Environmental Activity conducted by the Tenant or those persons for whom it is responsible in law, on the Premises or Building, and that it shall comply with all Environmental Laws in effect from time to time. The Tenant shall upon the Landlord's request provide a plan for waste handling and disposal for dealing with the Contaminants and/or Environmental Laws, or a contingency plan for dealing with Contaminant Release should such occur. The Landlord may specify the location or locations in which Contaminants are to be kept on the Premises.

      The Tenant warrants and represents, that to the best of the Tenant's knowledge after having made and continuing to make all due enquiries and investigations respecting same, and as follows that:

      (a) the Tenant and its respective processes and undertakings have been, are and continue to be in strict compliance with all Environmental Laws;

      (b) the Tenant has received no notice of non compliance with, requisition or order made under, the Environmental Laws and does not know of or have reasonable grounds to know of any acts, matters or things which would, or may, give rise to the aforementioned notice, requisition or order being Issued in respect of any of the Tenant's activities or proposed activities, businesses or operations;

      (c) the Tenant has at no time been prosecuted to conviction for an offence of non compliance with any Environmental Laws or settled any such prosecution short of conviction; and,

      (d) for the duration of the Lease to notify the Landlord immediately of the nature and extent of any such Release if such should or could possibly occur and to undertake any reasonably necessary remedial action related thereto as the Landlord may direct.

      The Tenant further covenants and agrees to indemnify and save harmless and shall keep indemnified and continue to save harmless the Landlord from and against any liability, actions, suits, damages (including lost profits, consequential damages, interests, penalties, fines or monetary sanctions, and all legal and expert fees related thereto), losses, costs and expenses incurred or suffered by the Landlord by reason of or resulting from or in connection with, or arising in any manner whatsoever out of the Release of the Contaminants, breach of Environmental Laws, or breach of any warranty or covenant or the inaccuracy of any representation of the Tenant contained or referred to herein, if such Release of Contaminants or breach of Environmental Laws has been caused by the Tenant or those persons for whom it is responsible in law. This covenant shall remain in effect notwithstanding the expiry or termination of this Lease.

3.06 RIGHT TO INSPECTION - The Tenant shall permit the Landlord and its officers, agents, servants, employees and contractors upon reasonable notice and during business hours and in the presence of a duly authorized representative of the Tenant, during the Term to enter the Premises to inspect and examine the condition thereof, or for the purpose of making any repairs or work in this Lease required or permitted to be done, and:

            (i) where upon notice in writing given by the Landlord to the Tenant of any want of repair for which the Tenant is liable under the terms hereof, the Tenant shall rectify and make good any such defect in such manner as the Landlord shall direct within a reasonable time from the delivery of the notice; provided that if the Tenant shall not repair according to notice in writing as herein provided, the


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                  Landlord may enter upon the Premises (without being liable for any disturbance or damage so caused) and may do such repairs and of which the cost thereof the Landlord shall be entitled to charge to the Tenant who shall pay such forthwith on demand; and the Landlord, in addition to any other rights, shall have the same remedies and may take the same steps for the recovery of such sums as rent in arrears under the terms of this Lease; and,

            (ii) where in the opinion of the Landlord there exists on the Premises any condition, matter or thing which is reasonably likely to lead to a breach of section 3.05 hereof the Landlord and its agents may conduct such audits, investigations, tests and surveys as it deems necessary to assess the nature and extent of the breach or likely breach and the completion of necessary remedial action therefor, that the Landlord at its option may either cause the Tenant to undertake in accordance with subsection 3.06(i) hereof or which the Landlord shall undertake, and of which the cost thereof the Landlord shall be entitled to charge to the Tenant who shall pay such forthwith on demand; and the Landlord, in addition to any other rights, shall have the same remedies and may take the same steps for the recovery of such sums as rent in arrears under the terms of this Lease. If no breach of s. 3.05 is so found the Landlord shall bear the costs of such audits, investigations, test, and surveys.

3.07 SURRENDER OF LEASED PREMISES - At the expiration or earlier termination of the Term the Tenant shall peaceably surrender and yield up to the Landlord the Premises, in a broom swept condition only reasonable wear and tear excepted, shall remove any Contaminants and shall take all reasonably necessary remedial action with regard to any Released Contaminants or for conformance to Environmental Laws (where "Contaminant", "Release" and "Environmental Laws" are as defined in clause 3.06) as required by the Landlord, and if so required by the Landlord, the Premises shall be restored to their original condition in the event of any alterations made thereto. Where any restorations are to be made to the ceiling of the Premises such work shall be carried out by the Landlord at the Tenant's expense.

3.08 REMOVAL OF TRADE FIXTURES - At any time within thirty (30) days prior to the expiration of the Term the Tenant, if not in default under this Lease, may and at the request of the Landlord shall, remove from the Premises at its cost all its movable trade fixtures, furniture, equipment and Tenant's work (other than rugs, carpeting, floor coverings and leaseholds attached in any way to the Premises) not affixed to the Premises, provided that the Tenant surrenders the Premises in substantially the same condition me at the Commencement Date and the Tenant shall repair any damage to the Premises and the Building which may be occasioned by such removal. On the expiration of the Term all such movable trade fixtures, furniture, equipment and Tenant's work not so removed shall be deemed to have become the property of the Landlord.

3.09 EXHIBIT LEASED PREMISES - Upon reasonable notice and during business hours during the Term the Landlord may exhibit the Premises to prospective purchasers or mortgagees of the Building and during the six (6) months prior to expiration of the Term, the Landlord may exhibit the Premises to prospective lessees.

3.10 ASSIGNMENT AND SUBLETTING - The Tenant will not assign, set over, transfer, sublet or sublease, hypothecate, encumber or in any way deal with or part with, the whole or any part of the Term or Premises, without written consent first being obtained from the Landlord, but such consent shall not be unreasonably or arbitrarily withheld, or delayed provided, however, and it is made a condition to the giving of such consent that:

            (i) The Tenant shall deliver to the Landlord a written request to such assignment, sublease, etc. together with a copy of the proposed assignment or sublease and shall provide the Landlord with such information as the Landlord may reasonably require with respect


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                  to the business and financial responsibility and standing of the proposed assignee or sub-lessee;

            (ii) Any assignee or sub-lessee of this Lease shall agree in writing to assume and perform all of the terms, covenants, obligations and stipulations, conditions and agreements by this Lease imposed upon the Tenant herein in the form to be approved by the solicitor for the Landlord; and,

            (iii) No assignments or sublease shall in any manner release the
                  Tenant from its covenants and obligations hereunder.

3.11 USE OF PREMISES - The Tenant shall occupy the Premises throughout the Term solely for the purpose of conducting thereon the business of a bakery, and packaging and distribution of products and services associated therewith.

3.12 INSURANCE - The Tenant shall take out and maintain at its sole cost and expense and in the names of the Tenant and the Landlord (and the Landlord's mortgagee, if required by the Landlord) as their respective interests may appear, insurance coverage of not less than one million dollars ($1,000,000.00) including without limiting the generality of the foregoing, contents insurance, property damage insurance, third party liability Insurance, business interruption insurance and legal liability insurance, or in such amount or amounts as the Landlord may reasonably from time to time stipulate. The Tenant shall deposit certificates of all such insurance coverages with the Landlord at the Landlord's request.

3.13 INCREASE IN INSURANCE PREMIUMS - The Tenant shall pay to the Landlord forthwith on demand thereof any amount by which the basic premium of insurance paid by the Landlord is increased by reason of any particular use or occupation by the Tenant of the Premises.

3.14 RE-ENTRY - It is hereby agreed that when:

            (a) the Tenant shall be in default in the payment of any rent, for a period of seven (7) days after having received notice of default;

            (b) the Tenant shall be in default of any of its terms, covenants, obligations and stipulations, conditions and agreements under this Lease (other than its covenant to pay rent) and such default shall have continued for a period of ten (10) consecutive days after notice by the Landlord to the Tenant specifying with reasonable particularity the nature of such default and requiring the same to be remedied, provided further that if the Tenant is taking steps to remedy and cannot complete within ten (10) days, such ten (10) day period shall be extended as the Landlord reasonably determines to permit the Tenant to remedy;

            (c) any property of the Tenant has been sold under a valid writ of execution, or the Tenant shall have made an assignment for the benefit of creditors, or have had a receiving order made against it under the Bankruptcy and Insolvency Act, R.S.C 1985, as amended, or becoming bankrupt or insolvent, or shall have made application for relief under the provisions of any statute now or hereafter in force concerning bankrupt or insolvent debtors, or any action whatever, legislative or otherwise, shall have been taken with a view to the winding up, dissolution or liquidation of the Tenant;

            (d) any insurance policy is cancelled or not renewed by an insurer by reason of any particular use or occupation of the Premises, or;

            (e)   the Premises shall have been vacated or have become vacant or


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                  shall have remained unoccupied for a period of fifteen (15)
                  consecutive days:

            then and in any of such cases, the then current month's rent together with the rent for the three (3) months ensuing shall immediately become due and payable, and at the option of the Landlord the Term shall become forfeited and void, and the Landlord without notice or any form of legal process whatsoever may forthwith re-enter the Premises or any part thereof in the name of the whole and repossess and enjoy the same as of its former estate, anything contained in any statute or law to the contrary notwithstanding. Such forfeiture shall be wholly without prejudice to the right of the Landlord to recover arrears of rent and damages for any antecedent breach of the terms, covenants, obligations and stipulations, conditions and agreements of the Tenant under this Lease. Notwithstanding any such forfeiture the Landlord may subsequently recover from the Tenant damages for loss of rent suffered by reason of this Lease having been prematurely determined and it may recover from the Tenant all damages it may incur with respect thereto including the cost of recovering the Premises.

3.15 LANDLORD ENTITLED TO RE-LET - If the Landlord does not exercise its option under section 3.14 to terminate this Lease it may nevertheless in the events set out in section 3.14 from time to time re-enter the Premises without terminating this Lease and acting reasonably make such alterations and repairs as may be necessary in order to re-let the Premises or any part thereof as agent for the Tenant for such period or periods (which may extend beyond the term) and at such rental or rentals and upon such other terms and conditions as the Landlord in its sole discretion may deem advisable. Upon each re-letting rent shall be applied, first, to the payment of any indebtedness other than rent due from the Tenant to the Landlord; second, to the payment of any cost and expenses of such re-letting, including brokerage fees and solicitor's fees and of the costs of such alterations and repairs; third, to the payment of rent due and unpaid; and the residue, if any, shall be held by the Landlord and applied in payment of future rent as the same may become due and payable. The Tenant shall pay to the Landlord the amount by which the rentals received from such re-letting during any month are less than the rent payable during that month by the Tenant. Notwithstanding any such re-letting without termination, the Landlord may at any time thereafter elect to terminate this Lease. No such re-entry or taking of possession by the Landlord shall be construed as an election on its part to re-entry or taking of possession, unless a written notice of such intention has been given to the Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

3.16 DISTRESS - Notwithstanding anything contained in any statute or amendment or revision thereof, none of the goods or chattels of the said Tenant at any time during the continuance of the Term hereby created situate on the Premises shall be exempt from levy by distress for rent in arrears, and that upon any claim being made for such exemption by the Tenant or on distress being made by the Landlord this covenant and agreement may be pleaded as an estoppel against the Tenant in any action brought to test the right to the levying upon any such goods as are named as exempt in any such statute, and the Tenant waives every benefit that might have accrued to the Tenant under any such statute but for this covenant.

3.17 LANDLORD MAY FOLLOW CHATTELS - In case of removal by the Tenant, except in the ordinary course of business, of goods and chattels from the Premises, the Landlord may follow same for a period of thirty (30) days in the same manner as is provided for in the Landlord and Tenant Act, R.S.O. 1990, as amended, or in any other act respecting the fraudulent and clandestine removal of goods.

3.18 REMOVAL OF REFUSE - Tenant is not to allow any refuse, garbage or other loose or objectionable material to accumulate in, on or around the Premises and is at all times to keep the Premises in clean and wholesome condition, failing which the Landlord may do so at the Tenant's expense, and upon the termination of the Term the Tenant is not to leave upon the Premises any rubbish or waste material but to leave the Premises in a clean and tidy condition. To the extent the Landlord shall have to undertake removal of refuse it shall be entitled to charge the expenses thereof to the Tenant who shall pay them forthwith on demand; and the Landlord, in addition to any other rights, shall have the same remedies and may take the same steps for the recovery of such sums as rent in arrears under the terms of this Lease. The Tenant is to provide a disposal bin for Tenant's refuse.

3.19 TENANT'S ALTERATIONS - The Tenant shall not make any alteration, repair or improvement to the Premises nor make, construct, erect, or install any leasehold improvements in or to the said Premises, except with the prior written approval of the Landlord which approval not to be unreasonably withheld and in accordance with the procedures and provisions set out in this section. Before beginning any such work the Tenant shall deliver to the Landlord sufficient copies of its plans and specifications thereof and such other information as the Landlord may reasonably require with respect thereto. All such work shall be carried out by the Tenant in accordance with the applicable requirements of all regulatory authorities having jurisdiction with respect thereto and shall be carried out as expeditiously as possible and in a good and workman like manner with first class new materials. Such work shall comply with the reasonable rules and regulations as may from time to time be made by the Landlord and shall not be of such kind or extent as to in any manner weaken the structure of the Building or Premises, or reduce the value thereof. The Tenant shall obtain all necessary permits for Tenant's work, which includes any and all work carried out by the Tenant beyond that done by the Landlord.

3.20 OVERLOADING PREMISES - The Tenant will not bring upon the Building or Premises, or any part thereof any machinery, equipment, article or thing that by reason of its weight or size might damage the Building or Premises and will not at any time overload the floors of the Building or Premises and that if any damage is caused to the Building or Premises by any machinery, equipment, article or thing or by overloading or by any act, neglect or misuse on the part of the Tenant or any of its servants, agents or employees or any person having business with Tenant, Tenant will forthwith pay to the Landlord the cost of making good the same. The Landlord acknowledges that the Premises can accommodate the business of the Tenant.

3.21 EVIDENCE OF PAYMENT - The Tenant shall from time to time at the request of the Landlord produce for the Landlord, reasonable and satisfactory evidence of the due payment by the Tenant of all payments required to be made by the Tenant under this Lease.

3.22 IMPROVEMENTS BECOME PART OF PREMISES - Subject to the terms of this Lease, any building, erection or improvement placed or erected upon the Premises shall become part thereof and shall not be removed and shall be subject to all the provisions of this Lease. No building, erection or improvement shall be erected upon the Premises herein without the prior written consent of the Landlord which shall not be unreasonably withheld or delayed.

3.23 OVERHOLDING TENANT - If at the expiration of the Term by elapse of time the Tenant shall hold over without the written consent of the Landlord for any reason the tenancy of the Tenant thereafter shall be from month to month and shall, in the absence of written agreement to the contrary, be at a monthly Base Rent of twenty thousand dollars ($20,000.00) and subject to all covenants, obligations and agreements provided for in this Lease, except as to duration and rights of renewal, if any.

3.24 TENANT TO INDEMNIFY - The Tenant will indemnify and save harmless the Landlord of and from all liability, fines, suits, claims, damages (including lost profits, consequential damages, interests, penalties, fines or monetary sanctions, and all legal and expert fees related thereto), losses, costs and expenses incurred or suffered by the Landlord by reason of or resulting from or in connection with, or arising in any manner whatsoever out of, or demands and actions of any kind or nature to which Landlord shall or may become liable for or suffer by reason of, liabilities caused by the negligence of the Tenant or its officers, agents, servants, employees and contractors, and such obligation to indemnify shall survive any termination of this Lease, anything contained herein to the contrary notwithstanding.

SECTION 4.00 - LANDLORD'S COVENANTS

4.01 LANDLORD'S WORK - The Landlord shall provide the following at its own cost on or before the Occupancy Date:

            (a)   floor to ceiling block as per sketch submitted by the Tenant;

            (b) supply 550 volt, 400 amp service, (1) 75KVa Transformer, (1) 575 V, 208A 110V Transformer;

            (c)   supply separate hydro and gas meters;

            (d)   supply separate water meter, if cost effectively possible;
                  and,

            (e) leave existing air lines for use by the Tenant, if belonging to the Landlord and in its possession;

where all work shall be completed to standard grade industrial finish by the Landlord according to a sketch or drawing of proposed work to be submitted by the Tenant to the Landlord within five (5) days of the Occupancy Date.

4.02 SIGNAGE - The Tenant may install in, erect or affix upon or about the Premises, signs and advertising material, which shall remain the property of the Tenant, and which the Tenant may remove upon the expiration of the Term or shall remove at the Landlord's request upon the expiration of the Term, provided that all damage caused by such installation, erection, affixation or removal is repaired and the Premises left in good repair. All signs and locations thereof are subject to prior approval in writing by the Landlord, such consent not to be unreasonably withheld, and must conform with all municipal, local and other laws, bylaws, ordinances and restrictions, and Landlord's regulations governing signs, applicable thereto.

4.03 PARKING- The Tenant shall have free access to the side of the Building proximate to the Premises for shipping purposes, and shall be allowed adequate parking for staff and office personnel, and overnight trucking.

4.04 WARRANTIES - The Landlord warrants and represents that the roof shall be in good repair and all mechanical, air conditioning equipment (HVAC), heating, ventilating, plumbing, sprinkler, shipping doors, washrooms and electrical systems shall be in good working order, normal wear and tear excepted, prior to and on the Occupancy Date. The Landlord shall during the Term, at its cost, maintain the roof and all such systems, as well as the interior of the Premises, in a good state of repair.

4.05 STRUCTURAL PENETRATION - The Tenant shall be permitted four (4) openings in the ceiling of the Premises, which shall be made at such time and in such location according to the prior written consent of the Landlord, which consent shall not be unreasonably withheld or delayed. The Tenant shall be permitted to add one (1) receiving door in its shipping office on the Premises with maximum dimensions of eighty-two (82) inches high and one hundred and thirty-six (136) inches wide. The Tenant is to perform the work necessary to complete such openings in a professional and workmanlike manner, at its own cost.

4.06 STRUCTURAL MAINTENANCE AND CAPITAL EXPENDITURES - The Tenant shall not be responsible for structural maintenance or capital expenditures including major repairs to or replacement of (which necessity for and scope of repair and replacement shall be as determined by the Landlord's architect or appointed expert), the roof or exterior of the Premises, parking lots, mechanical, air conditioning equipment (HVAC), or main electrical service, unless such repairs or replacement are caused by the negligence of the Tenant.

4.07 DAMAGE TO PREMISES - Provided that if during the continuation of this Lease:

            (a) the Building or Premises are totally destroyed by any casualties so that it cannot be repaired with reasonable diligence within one hundred and twenty (120) days of the happening of such injury, as determined by the Landlord's architect, then the Lease shall cease and become null and void from the date of such damage or destruction, and the Tenant shall immediately surrender the Premises and all interest therein to the Landlord, and the Tenant shall pay rent only to the time of such surrender and any prepaid rent shall be returned to the Tenant and in case of destruction or partial destruction as above mentioned the Landlord may re-enter or repossess the Premises discharged of this Lease, and may remove all parties therefrom;

            (b) if the Building or the Premises are partially destroyed by casualty, and can be repaired with reasonable diligence within one hundred and twenty (120) days from the happening of said injury, but if the damage is such as to render the Premises wholly unfit for occupancy, as determined by the Landlord's architect, then the Base Rent shall not run or accrue after the said injury, or while the process of repairs is going on, and the Landlord shall repair the same with all reasonable speed and then the Base Rent shall recommence immediately after the said repairs have been completed; or,

            (c) if the Building or the Premises are partially destroyed by casualties, and can be repaired with reasonable diligence within one hundred and twenty (120) days from the happening of the said injury, and if the damage is such that the Premises can be partially used, then until such damage shall have been repaired, the Base Rent shall abate in proportion that the part of the Premises rendered unfit for occupancy bears to the whole of the Premises, all as determined by the Landlord's architect and the Landlord shall repair same with all reasonable speed.

4.08 LIMIT OF LANDLORD'S LIABILITY - Except for matters arising from the negligence of the Landlord, its officers, agents, servants, employees or contractors, the Landlord shall not be liable or responsible In any way for, and the Tenant shall not be entitled to any abatement of rent in respect of, any loss, damage, or injury of any nature whatever that may be suffered or sustained to any persons or property, and in particular, without limiting the generality of the foregoing, the Landlord shall not be liable for any loss, damage or injury of any nature whatever to any person or persons or property resulting from any defect in the Premises or in the Building or resulting from the condition or arrangement or interruption or breakdown of any service, equipment, machinery, utilities or other facility related to the Premises or Building, or resulting by reason of steam, smoke, water, rain, snow, or other substances leaking, issuing, flowing or escaping onto any part of the said Premises or by the Landlord, its servants, employees, agents, contractors, customers, invitees or licensees, or by other occupants of the Building, or by persons in the Premises or the Building, or by occupants of adjacent property, or by the public, nor shall the same constitute an eviction.

4.09 PAYMENT OF MONIES BY LANDLORD - In the event of the Tenant failing to pay any business taxes, insurance premiums or charges which it has herein covenanted to pay, and in the manner herein provided, the Landlord may pay the same and shall be entitled to charge the sums so paid to the Tenant who shall pay them forthwith on demand; and the Landlord, in addition to any other rights, shall have the same remedies and may take the same steps for the recovery of such sums as rent in arrears under the terms of this Lease.

4.11 LANDLORD MAY ASSIGN LEASE - The Landlord declares that it may assign its rights under the Lease and in the event that such an assignment is given and executed by the Landlord and notification is given to the Tenant, the Tenant if so requested, will, at the Landlord's cost, at any time, and from time to time:

      (a) execute an acknowledgement concerning the performance and observance by the Landlord of its obligations under this Lease and concerning the payment by the Tenant of the rent reserved and other sums payable by and under this Lease as may be requested by the Landlord or assignees;

      (b) certify that this Lease is unmodified and is in full force and effect (or if modified, stating the modification and the same is in full force and effect as modified); and,

      (c) provide particulars of any monies or security deposited hereunder with the Landlord and whether or not there is any existing default on the part of the Landlord of which Tenant has notice.

      It is hereby agreed that any such statement delivered pursuant to the provisions of this paragraph may be conclusively relied upon, save as to any default on the part of the Landlord of which the Tenant does not have notice as of the date thereof. If the Tenant fails to give such statement within twenty-one (21) days after the receipt of notice requesting same, then the Landlord may sign such statement as attorney for the Tenant and the contents of such statement shall be binding on the Tenant.

4.12 QUIET ENJOYMENT - Provided that the Tenant Is not in default under the terms of this Lease, the Tenant shall have quiet enjoyment of the Premises during the continuance of the Term and any renewals thereof. The Tenant shall have access to the Leased Premises from the maintenance (front of building) for receiving guests.

4.13 SUBORDINATION OF LEASEHOLDS - Notwithstanding any clause in the Lease herein, and any further adjustments thereto that may exist from time to time, the parties hereto agree that The Toronto Dominion Bank has a first position charge against the Tenant's leaseholds that are not affixed to the Premises, ranking ahead of any interest of the Landlord against such leaseholds herein and having priority over any rights that the Landlord herein may have against such leaseholds as per the within Lease.

SECTION 5.00 - GENERAL PROVISIONS

5.01 PRIORITY OF LEASE - It is understood and agreed between the parties hereto that the Term hereby granted shall not have priority over The Toronto Dominion Bank mortgage presently registered on the property.

5.02 NOTICE OF LEASE - The Tenant shall have the right to register notice of this Lease at its own expense, and in such case the Tenant will provide at its own expense a copy of much notice to be registered to the Landlord, which must be approved and executed by the Landlord, except for sufficient and reasonable cause, prior to registry.

5.03 - This Lease is entered into subject to the condition that it is to be effective only on obtaining such consents, if any, as may be required under the Planning Act, R.S.O. 1980, as amended, or any successor legislation or other statute which may hereafter be passed to take the place of the said Act or to amend the same, and provided that such consents are granted on conditions which are acceptable to the Landlord.

5.04 NOTICE - Any notice required to be given hereunder to the Tenant or in connection with the Lease, for any purpose, may be sufficiently given if sent by registered post prepaid to the Tenant at 350 Creditstone Road, Unit #D, Concord, Ontario, L4K 2E8. Any notice for the Landlord may be sufficiently given if delivered to the Landlord personally or, if sent by registered post prepaid to the Landlord at 350 Creditstone Road, Unit #C, Concord, Ontario, L4K 3X2. The said notice shall be deemed to have been given on the third (3rd) Business Day following the day when it Is deposited in a post office in the Regional Municipality of York (where "Business Day" in this Lease means any day other than a Saturday, Sunday or statutory holiday in Ontario).

5.06 TIME OF THE ESSENCE - Time shall be of the essence of this Lease.

5.07 AMENDMENTS - This Lease may not be modified or amended except by instrument in writing signed by the Landlord and Tenant.

5.08 WAIVER - No waiver by either party of any breach by the other party of any of its terms, covenants, obligations and stipulations, conditions and agreements under this Lease shall be a waiver of any subsequent breach or of any other term, covenant, obligation and stipulation, condition and agreement contained herein, nor shall any forbearance to seek a remedy for any breach be a waiver of any rights and remedies with respect to such or any subsequent breach.

5.09 SEVERABILITY - If any terms, covenants, obligations and stipulations, conditions and agreements contained herein this Lease, or part thereof, or the application thereof to any person or circumstance shall, to any extent, be declared invalid or unenforceable by a court of competent jurisdiction, the remainder of this Lease or the application of such terms, covenants, obligations and stipulations, conditions and agreements contained herein to persons or circumstances other than those as to which it is held Invalid or unenforceable, shall not be affected thereby and each term, covenant, obligation and stipulation, condition and agreement contained herein this Lease shall be separately valid and enforceable to the fullest extent permitted.

5.10 HEADINGS - The article headings and section headings in this Lease have been inserted for convenience of reference only and do not form part of this Lease. Such headings shall not be referred to in the interpretation of this Lease.

5.11 CHANGES REQUIRED BY CONTEXT - This Lease shall be read with all changes of gender and number required by the context.

5.12 - This Lease shall enure to the benefit of and be binding upon the parties hereto and their respective helm, administrators, executors, successors and assigns.

5.13 FURTHER ACTIONS - The Tenant and the Landlord covenant with the each other to do, execute and provide all other things as may be required by the other to give effect to the terms, covenants, obligations and stipulations, conditions and agreements contained herein of each other under this Lease.

5.14 APPLICABLE LAW - This Lease shall be construed in accordance with the laws of the Province of Ontario, and of Canada as applicable therein.

5.15 WHOLE AGREEMENT - This Lease contains the whole agreement between the parties with respect to the subject matter of this Lease. There is no representation, warranty, collateral agreement or condition affecting the Building, the Premises, or this Lease, or supported by this Lease other than as expressed in this Lease. The schedules and appendices to this Lease form part of this Lease.

      IN WITNESS WHEREOF the parties hereto have affixed their hand and corporate seals, as applicable, as attested by the hands of their proper signing officer duly authorized in that behalf.

SIGNED, SEALED AND DELIVERED  )
in the presence of            )
                              )         ALCONE HOLDINGS LTD.
                              )
                              )         ----------------------------------------
                              )         PER. Ernesto Cascone, President
                              )         I have authority to bind the
                              )         Corporation
                              )
                              )
                              )         THORNHILL BAKERY LIMITED
                              )
                              )         ----------------------------------------
                              )         PER.
                              )         I have authority to bind the
                              )         Corporation

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